Exhibit 10.1
Description of Executive Severance Plan

Effective October 17, 2025, the Company adopted a severance plan applicable to certain senior vice presidents and leaders in more senior roles who regularly report to the Chief Executive Officer (“Executive Leadership”), which provides for payments and benefits to our executive officers upon termination of employment (the “Executive Severance Plan”). The Company amended the Executive Severance Plan on October 20, 2026, Under the Executive Severance Plan, if we terminate the employment of a member of Executive Leadership without cause, other than in connection with a change in control, and he or she has been employed by the Company for at least one (1) year, then he or she is entitled to receive continued base salary payments for one (1) year (the “Severance Period”); a pro rata cash bonus payment if the termination occurs after the sixth month of the fiscal year; and healthcare continuation coverage during the Severance Period. The Executive Severance Plan also provides for the following: (i) accelerated vesting of restricted stock or restricted stock units scheduled to vest within six (6) months of the termination date, (ii) accelerated pro-rata vesting of earned performance stock or performance stock units scheduled to vest within one (1) year of the termination date; and (iii) accelerated vesting for stock options scheduled to vest within six (6) months of the termination date (“collectively, “Acceleration Benefits”). Pursuant to the Executive Severance Plan, unearned performance stock or performance stock units are forfeited upon termination of service. In addition, in the event a member of the Executive Leadership voluntarily terminates his or her employment due to retirement, the Compensation Committee may grant the Acceleration Benefits to such employee in its discretion. Eligibility for benefits on retirement potentially applies to members of Executive Leadership who are at least 60 years old and have 10 years of service, or who are at least 60 years old and have a combined age and years of service of at least 70.

The October 2026 amendment also provides severance protection if a change of control occurs and an eligible executive resigns for Good Reason within 24 months afterward. For purposes of the Executive Severance Plan, “Good Reason” includes (i) a reduction of more than 10% in base salary and target bonus, except where the base salary reduction results from a broad-based salary reduction, or (ii) a material diminution in the executive’s authority, duties or responsibilities, taken as a whole, such that the position is materially less senior or significant than immediately before the change of control. Changes in title, reporting relationships or organizational structure, or the Company becoming a subsidiary, division or business unit of a larger organization, do not by themselves constitute Good Reason if the executive retains substantially comparable authority, duties and responsibilities with respect to the Company or the business or operations for which the executive was previously responsible. To resign for Good Reason, the executive must give written notice within 30 days after the condition arises; the Company then has 90 days to cure it. If the condition is not cured, the executive must resign within 30 days after the cure period ends.